LICENSE AND JOINT OWNERSHIP AGREEMENT

     WHEREAS, NVE owns or controls intellectual property and technology (including patent and patent applications) in various countries of the world relating to magnetoresistive memory devices for computers;

     WHEREAS, Cypress desires to receive a nonexclusive, worldwide license to such intellectual property and technology;

     WHEREAS, Cypress owns or controls intellectual property and technology (including patent and patent applications) in the U.S. and various countries of the world relating to semiconductor process and/or manufacturing technology, magnetic tunnel junction process and/or manufacturing technology and magnetoresistive memory devices;

     WHEREAS, NVE desires to receive a nonexclusive, worldwide license to such intellectual property and technology;

     WHEREAS, Contemporaneously with this License and Joint Ownership Agreement, Cypress and NVE are entering into a Stock Purchase Agreement under which Cypress agrees to purchase NVE common stock which will allow NVE to further develop its business and to assist Cypress in developing its MRAM business;

     WHEREAS, in connection with this License and Joint Ownership
Agreement and the Stock Purchase Agreement, Cypress has also agreed to provide NVE with a supply of certain components used to manufacture magnetoresistive memory devices at a preferential price as more fully detailed herein;

     NOW, THEREFORE, for and in consideration of the premises, covenants and mutual promises contained herein, the parties hereby agree as follows:

I.   DEFINITIONS

     A. "NVE MRAM Technology" means all intellectual property owned or controlled by NVE or its Affiliates, including, without limitation, patents, patent applications, copyrights, computer programs, trade secrets, mask works, drawings, designs, formulas and any other know-how, as of the date hereof or which is developed by NVE or any of its Affiliates, employees, consultants or contractors during the term of this License and Joint Ownership Agreement, and which relates to the design, development, processing, creating, manufacturing, testing, using, selling or providing services with respect to products having the principal purpose of storing data using magnetoresistive materials or properties. NVE MRAM Technology includes, but is not limited to, the issued U.S. patents and pending U.S. patent applications that are listed in Schedule 1 attached hereto, as well as any foreign counterparts (as listed on Schedule 2), any renewal, continuation, continuation-in-part or divisional applications thereof and any patents or reissue, extension, substitution, confirmation, revalidation, revision, addition or re-examination patents issuing therefrom (together with any future patents or patent applications covering inventions or improvements included in NVE MRAM Technology, the "NVE Patent Rights").

     B. "MRAM Products" means products used for the principal purpose of storing data using magnetoresistive materials or properties, or services related thereto. MRAM Products does not include any products (or related services) having the principal purpose of giant magnetoresistive sensing or isolation.

NVE-Cypress License Agreement                                      CONFIDENTIAL
April 12, 2002

     C. "Affiliate" shall mean an individual or entity which controls, is controlled by, is under common control with, or is a result from the division of one of the parties to this Agreement.

     D. "Subsidiary" shall mean any entity in which one of the parties holds at least a majority ownership stake. With respect to Cypress, Subsidiary shall specifically include Silicon Magnetic Systems.

     E. "Cypress Technology" means all intellectual property owned or controlled by Cypress or its Subsidiaries or Affiliates, including, without limitation, patents, patent applications, copyrights, computer programs, trade secrets, mask works, drawings, designs, formulas and any other know-how, as of the date hereof or which is developed by Cypress or any of its Subsidiaries, Affiliates, employees, consultants or contractors during the term of this License and Joint Ownership Agreement, or which is owned by third parties and subsequently licensed to Cypress (provided that Cypress has secured the right to grant sublicenses with respect to such technology), and which relates to the actual or planned design, development, processing, manufacturing, testing, using, selling or providing services with respect to products capable of storing data using magnetoresistive materials or properties. Cypress Technology includes, but is not limited to, issued U.S. patents and pending U.S. patent applications (as listed on Schedule 3), as well as any foreign counterparts, any renewal, continuation, continuation-in-part or divisional applications thereof and any patents or reissue, extension, substitution, confirmation, revalidation, revision, addition or re-examination patents issuing therefrom (together with any future patents or patent applications covering inventions or improvements included in Cypress Technology, the "Cypress Patent Rights").

II.  GRANT

     A. NVE hereby grants to Cypress a worldwide, nontransferable (except as specifically provided herein) nonexclusive royalty free license under the NVE MRAM Technology to make, have made, lease, use, sell, offer to sell, import and otherwise dispose of MRAM Products. It is recognized and agreed that the foregoing license grant (i) allows Cypress to use a third party to make MRAM Products exclusively for Cypress, which Cypress may then use, sell, offer to sell or import, and (ii) includes the right to (a) practice any process or method involved in the manufacture or use of MRAM Products, (b) use, make or have made any instrumentality or aggregate of instrumentalities primarily designed for use in fabrication or manufacture of MRAM Products, (c) practice any process or method involved in the use of such instrumentalities, and
(d) copy, prepare derivative works of and use the NVE MRAM Technology.

     B. NVE hereby forever grants to the customers and users of MRAM Products that are sold or leased by Cypress or its Affiliates pursuant to this License and Joint Ownership Agreement a worldwide, royalty-free, nonexclusive immunity from suit or claims by NVE under the NVE MRAM Technology for the use, sale or lease of such MRAM Products, provided that such immunity for customers and users shall extend only to the use, sale or lease of such particular MRAM Products that were obtained directly or indirectly from Cypress or its Subsidiaries or Affiliates.

NVE-Cypress License Agreement                                      CONFIDENTIAL
April 12, 2002

     C.    Cypress hereby grants to NVE a worldwide, nontransferable
(except as specifically provided herein) nonexclusive royalty free license (without the right to sublicense except to NVE's Affiliates) under the Cypress Technology to make, have made, lease, use, sell, offer to sell and import MRAM Products and any related components and parts thereof. In the event that NVE grants a sublicense to a NVE Affiliate, such sublicense must preclude NVE or any other party from any rights so sublicensed. It is recognized and agreed that the foregoing license grant (i) allows NVE to use a third party to make MRAM Products for NVE, which NVE may then use, sell, offer to sell or import, and (ii) includes the right to (a) practice any process or method involved in the manufacture or use of MRAM Products,
(b) use, make or have made any instrumentality or aggregate of instrumentalities primarily designed for use in fabrication or manufacture of MRAM Products, (c) practice any process or method involved in the use of such instrumentalities, and (d) copy, prepare derivative works of and use the Cypress Technology.

     D. Cypress hereby forever grants to the customers and users of MRAM Products that are sold or leased by NVE or its Affiliates pursuant to this License and Joint Ownership Agreement a worldwide, royalty-free, nonexclusive immunity from suit or claims by Cypress under the Cypress Technology for the use, sale or lease of such MRAM Products, provided that such immunity for customers and users shall extend only to the use, sale or lease of such particular MRAM Products that were obtained directly or indirectly from NVE or its Affiliates and for which Cypress was either paid (or specifically not entitled to payment of) a royalty under Section VII B of this License and Joint Ownership Agreement.

III. TERM

     A. Unless terminated as otherwise provided herein, the term of this License and Joint Ownership Agreement (the "Term") shall expire upon the later of (i) the last to expire of any patents included in the NVE or Cypress Patent Rights that relate to inventions made, created or conceived prior to June 2, 2004 or (ii) January 1, 2020. After expiration, but not termination, of the Term, Cypress shall have a fully paid-up, royalty-free, perpetual nonexclusive license to use the NVE MRAM Technology under expired patents and technology related thereto to make, sell, offer for sale, use, import into the U.S. and otherwise dispose of MRAM Products and to have MRAM Products made using the NVE MRAM Technology for sale, offers for sale, use, importation into the U.S. and/or other disposal, and NVE shall have a fully paid-up, royalty-free, perpetual nonexclusive license to use the Cypress Technology under expired patents and technology related thereto to make, sell, offer for sale, use, import into the U.S. and otherwise dispose of MRAM Products and to have MRAM Products made using the Cypress Technology for sale, offers for sale, use, importation into the U.S. and/or other disposal.

     B. In the event of a material breach of this License and Joint Ownership Agreement by either party, the other party may terminate this License and Joint Ownership Agreement after giving three (3) months' written notice. Notwithstanding the foregoing, this License and Joint Ownership Agreement shall remain in full force and effect if the breach is cured within said three (3) month period or the parties agree in writing to renegotiate this License and Joint Ownership Agreement.

NVE-Cypress License Agreement                                      CONFIDENTIAL
April 12, 2002

     C. NVE shall have the right to terminate this License and Joint Ownership Agreement immediately if NVE has not received from Cypress the supply of MRAM wafers under the terms described in Section VII A below and as more fully detailed in Appendix A.

     D. Expiration or termination of this License and Joint Ownership Agreement for any reason shall be without prejudice to any rights that have accrued to the benefit of either party prior to such expiration or termination. Any accrued obligations, including, without limitation those under Paragraph VIII, the provisions of Paragraphs II B, III A (last sentence), IV, VI B, IX, XI A, XI B 2-5, XIII, XVI, XVII, XVIII, and XIX, and the payment obligations of NVE under the Foundry Manufacturing Agreement in Appendix A shall survive expiration or termination of this Agreement.

IV.  OWNERSHIP AND IMPROVEMENTS

     A. Upon execution of this License and Joint Ownership Agreement by the parties, a joint and undivided ownership interest in the NVE MRAM Technology, including the "NVE Patent Rights," shall vest in Cypress and Silicon Magnetic Systems, effective as of the date of this Agreement, and NVE agrees to assign such joint ownership interest to Cypress and Silicon Magnetic Systems upon reasonable request from Cypress. However, it is mutually understood and agreed that nothing contained herein shall be construed as granting to Cypress or and Silicon Magnetic Systems any other right to the NVE MRAM Technology or any other intellectual property of NVE. Notwithstanding the vesting of the foregoing joint ownership interest in the NVE MRAM Technology, neither Cypress nor and Silicon Magnetic Systems acquire any rights by virtue of its joint ownership except as specifically set forth elsewhere in this License and Joint Ownership Agreement.

     B. It is mutually understood and agreed that nothing contained herein shall be construed as granting to NVE any other right to the Cypress Technology or any other intellectual property of Cypress. Cypress is and shall remain the sole and exclusive owner of all the Cypress Technology owned by it and any improvements it makes to the Cypress Technology.

     C. Both parties hereto recognize and acknowledge that, in addition to the rights granted hereunder, during the term of this Agreement, each may enter into negotiations with ** relating to MRAM technology. In such event, each party agrees that, should it enter into negotiations or contact or be contacted by ** regarding an agreement which relates to the grant of rights to MRAM technology, it will notify the other party of such negotiations or contact and will not, without the other party's prior written consent, which shall not be unreasonably withheld, enter into any such agreement.

     D. In the event that a third party who has not licensed NVE MRAM technology claims infringement by Cypress on the third party's intellectual property, Cypress will notify NVE, and NVE will not, without Cypress' prior written consent, which will not be unreasonably withheld, enter into a license agreement with the third party. This prohibition will be limited to two parties besides **.

NVE-Cypress License Agreement                                      CONFIDENTIAL
April 12, 2002

V.   DRAWINGS AND ENGINEERING

     NVE agrees to furnish to Cypress, as they are needed or requested by Cypress, such standard detailed engineering and shop drawings, specifications, design criteria, application information, mask works and computer software applicable to MRAM Products, including their manufacture, use and testing and the instrumentalities for use in their fabrication or manufacture, as NVE has prepared and will prepare during the Term.

VI.  WARRANTIES; LIABILITY/INDEMNIFICATION
     A.    1.    Joint Warranties and Representations.  Except as provided in
Section VI B below, each party, to the best of its knowledge, warrants and represents that as of the effective date of this License and Joint Ownership
Agreement: (i) it owns or controls all right, title and interest in its respective MRAM Technology and has the right to grant the license herein;
(ii) it has not granted, and will not grant, any rights to its respective MRAM Technology in conflict with this License and Joint Ownership Agreement;
(iii) it has no knowledge of any facts that would (a) affect the validity or enforceability of any patents in its MRAM Technology, (b) prevent the issuance of patents with respect to any pending patent applications included in the respective party's Patent Rights, or (c) suggest that either party's Patent Rights may be subject to an interference action or challenge; (iv) it is not aware of any third-party patents (or pending patent applications that could result in issued patents) that would be necessary to practice its MRAM Technology to which it does not have a license or to which it would not be capable of obtaining a license; (v) it believes, without having made any independent legal or factual investigation into the issue, that neither the United States government nor any other government has an interest in or imposed restrictions (other than export control) upon its MRAM Technology; (vi) it has the corporate power, authority and legal right to enter into this License and Joint Ownership Agreement and to perform its obligations hereunder and has taken all necessary corporate action to authorize the execution and delivery of this License and Joint Ownership Agreement and the performance of its obligations hereunder.

           2.    NVE WARRANTIES AND REPRESENTATIONS.  NVE warrants that
(i) except for the rights of Honeywell, Motorola, Inc., Union Semiconductor Technology Corporation, and a party to whom Honeywell may have transferred some of its rights, and the customary rights of the United States government relative to technology that was developed, in part, by funding obtained from the United States government, no other party currently has an interest in or license or option to the NVE MRAM Technology; (ii) Schedule 1 contains a true and complete list of all patent and patent applications owned by NVE relating to the NVE MRAM Technology as of the date of this Agreement.

            3. DISCLAIMER. THE FOREGOING WARRANTIES ARE MADE BY EACH PARTY EXPRESSLY IN LIEU OF AND IN EXPRESS DISCLAIMER OF ANY OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT BY WAY OF LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OF ANY MRAM PRODUCTS.

VII. SUPPLY AGREEMENT

     A. In exchange for the grant of rights to the NVE MRAM Technology under this License and Joint Ownership Agreement, Cypress agrees to sell to NVE MRAM wafers on pricing and terms which are outlined on Appendix A attached to this License and Joint Ownership Agreement. Such sales shall be made on standard and customary business terms, all as more fully detailed on Appendix A.

NVE-Cypress License Agreement                                      CONFIDENTIAL
April 12, 2002

VIII.  RECORDS
     A.    Cypress does not need to provide records of its sales of MRAM
Products.

IX.    EXPORT LAWS.

     A. Cypress shall comply with all laws, rules, and regulations of the United States and any foreign countries concerning the export, reexport, or other transfer of information, technical data or MRAM Products and shall not knowingly take any action that would subject NVE to any liability, criminal or civil, under such laws, rules, and regulations.

     B. NVE shall comply with all laws, rules, and regulations of the United States and any foreign countries concerning the export, reexport, or other transfer of information, technical data or MRAM Products and shall not knowingly take any action that would subject Cypress to any liability, criminal or civil, under such laws, rules, and regulations.

X.   PATENT PROSECUTION AND MAINTENANCE

     Each party shall, at its expense, diligently prosecute, maintain and defend all patents and patent applications included in its respective Patent Rights. NVE shall have the sole responsibility to prosecute and maintain any patents or applications naming only NVE employees as inventors and based on work performed for NVE in said inventors' capacity as NVE employees. NVE shall keep Cypress currently advised of all major actions taken in the prosecution, maintenance and defense of NVE's Patent Rights and furnish Cypress upon request with copies of all substantive communications to and from applicable patent offices regarding NVE's Patent Rights, and shall do so in a manner enabling Cypress to provide its input into and/or on said actions, subject to the confidentiality provisions of this Agreement.

XI.  INFRINGEMENT

     A. Infringement by Cypress. In the event of any charge of infringement against Cypress arising from the manufacture, use or sale by Cypress of MRAM Products, Cypress shall give NVE notice thereof, and Cypress may defend itself against such charge of infringement, such defense to be at Cypress's expense unless NVE's warranties in Paragraph VI A shall prove to have been untrue as of the effective date of this Agreement and any such false warranties are materially related to the charge of infringement.

     B.    Infringement by Third Party.   In the event that either
party determines that a third party is making, using or selling a product that may "Substantially Infringe," as defined below, the NVE MRAM Technology, such party will promptly notify the other party in writing.

           1.    NVE may, at its sole option and expense
and within ninety (90) days from the receipt of notice of a Substantial Infringement (the "Infringement Notice
Period"), either (i) bring suit against such alleged infringer and diligently pursue such suit or (ii) cause the cessation of such infringement. All recoveries in such suit shall belong to NVE.

NVE-Cypress License Agreement                                      CONFIDENTIAL
April 12, 2002

           2.    Notwithstanding the ability of NVE to
respond to Substantial Infringement as described immediately above, NVE grants to Cypress the right, upon notice to NVE during the Infringement Notice Period
(including any mutually agreed extensions), to enforce the Patent Rights on behalf of NVE as if such enforcement were performed by NVE itself, subject to any previous allocation of such right to enforce the Patent Rights that NVE may have previously granted. In any action taken to enforce such Rights, Cypress shall have the further rights to (i) seek and obtain injunctive relief and/or (ii) subject to mutual agreement by and among Cypress, NVE and the sublicensee (with each of Cypress and NVE being obligated to negotiate in good faith regarding such agreement), grant sublicenses for a royalty, such sublicenses being of the same or lesser scope than that of the license granted to Cypress herein. NVE and Cypress expressly understand that the existence of any limitations on Cypress's rights to enforce the Patent Rights arising out of NVE's previous license agreements does not constitute breach of NVE's representations and warranties under this License and Joint
Ownership Agreement or the Stock Purchase Agreement. In any such enforcement by Cypress, Cypress will be solely responsible for its attorney's fees and other costs, and will be entitled to all recoveries from whatever enforcement actions it takes, without any obligation to account to NVE for any such recoveries.

           3. "Substantially Infringe," as used herein, shall mean an action which (a) infringes the NVE MRAM Technology as it relates to the manufacture, distribution, or sale of MRAM
Products; and (b) has a significant impact, or is likely in the future to have a potential significant impact, on the market for MRAM Products.

           4. In connection with any action brought by Cypress hereunder, NVE agrees that Cypress may join NVE as a party to such action or bring such action in NVE's name to the extent required by applicable law. Further, NVE shall provide Cypress reasonable assistance in connection with any such action (including, without limitation, making its employees and agents reasonably available for purposes of consultation, depositions, preparation of affidavits and trial or other testimony), at Cypress' expense.

           5. The party prosecuting an infringement action hereunder shall have the right to select its own counsel and prosecute the action in accordance with the advice of its own counsel. However, the prosecuting party shall keep the other party promptly informed of, and shall consult reasonably with the other party, regarding the status of the action and strategy with respect to prosecution of the action. The prosecuting party shall provide the other party with copies of all substantive documents filed in, and written communications relating to the suit. The prosecuting party shall not abandon, settle or compromise the action without the other party's prior written consent, which shall not be unreasonably withheld.

NVE-Cypress License Agreement                                      CONFIDENTIAL
April 12, 2002

XII.     ASSIGNMENT

     Neither party may assign or otherwise transfer, in whole or in part, any rights or obligations under this License and Joint Ownership Agreement without the other party's prior written consent, except either party may, without such consent, assign or transfer, in whole but not in part, this License and Joint Ownership Agreement or all of its rights and obligations hereunder (a) in connection with a merger, consolidation or reorganization of the party or to a purchaser of all or substantially all of its assets, or (b) to a Subsidiary or Affiliate.

XIII.     CONFIDENTIALITY

     A. All confidential information of either Cypress or NVE (as disclosing parties) furnished to NVE or Cypress, respectively (as receiving parties), during or prior to the Term and that relates to the subject matter hereof shall be kept confidential by the receiving party if such confidential information is in writing and marked CONFIDENTIAL, or, if disclosed orally, is reduced to writing by the disclosing party within thirty (30) days of such oral disclosure and that writing is marked CONFIDENTIAL and except insofar as disclosure of such confidential information is reasonably necessary in connection with manufacturing, marketing or sale by Cypress of MRAM Products or in connection with the assignment or transfer by Cypress to others of rights under this License and Joint Ownership Agreement. Any disclosure of confidential information in contemplation of such an assignment or transfer must occur under conditions of confidentiality substantially similar to those contained herein. The receiving party shall not make any use of any such confidential information except for the purposes and in the manner contemplated by this License and Joint Ownership Agreement; provided that either party may disclose confidential information (i) as required by law or (ii) to its officers and employees who require the information for the purposes contemplated by this License and Joint Ownership Agreement, and provided further that such officers and employees are subject to like obligations of confidentiality with respect to such information.

     B. Notwithstanding the provisions of Paragraph XIII A, the obligations of confidence and nonuse herein assumed by Cypress and NVE shall not apply to information that the party attempting disclosure can document:

           1. was, at the time of disclosure, or thereafter becomes, a part of the public domain through no fault of the receiving party; or

           2. was otherwise in the receiving party's lawful possession in written form prior to the disclosure by the disclosing party; or

           3. was lawfully disclosed to the receiving party on a nonconfidential basis by a third party who is not in violation of an obligation of confidentiality to the disclosing party with respect to such information.

     D. Neither party may (i) mention the other party's name in any advertising, unless previously approved by the other party or required by law or (ii) claim any sort of exclusive rights in the technology of the other party.

NVE-Cypress License Agreement                                      CONFIDENTIAL
April 12, 2002

XIV. CLAIMS CANCELED, DISCLAIMED OR  INVALIDATED

     A. If, during the Term, any patent claim included in the NVE Patent Rights is disclaimed or becomes canceled or of no force or effect by operation of law (as through an adverse interference judgment or otherwise), then such claim shall be considered as no longer included in the NVE Patent Rights unless and until it becomes reinstated, beginning with the date of such disclaimer or cancellation or the date it becomes of no force or effect. Neither party shall disclaim or otherwise seek to have or voluntarily allow any patent claims included in the NVE Patent Rights to be canceled without first conferring with and receiving the written consent of the other party.

      B. If, during the Term, a claim included in the Patent Rights shall be construed or held invalid by a court of competent jurisdiction from whose decision no appeal is taken, then for the purpose of this License and Joint Ownership Agreement the construction placed on such claim shall thereafter be followed and any claims so held invalid shall be ignored.

XV.  NOTICES

     All notices given by either party under this License and Joint Ownership Agreement shall be in writing and shall be sent by telefax, generally recognized next business day courier, or first-class express, registered or certified mail, return receipt requested, postage or other charges prepaid, to the party, at its address identified below.

FOR Cypress and Silicon Magnetic      Cypress Semiconductor Corporation
Systems:                              3901 North First Street
                                      San Jose, CA 95134
                                      Attention: Jeffrey Kaszubinski
With a copy to:                       Cypress Semiconductor Corporation
                                      3901 North First Street
                                      San Jose, CA 95134
                                      Attention: Andrew D. Fortney, Ph.D., Esq.
FOR NVE:                              NVE Corporation
                                      11409 Valley View Road
                                      Eden Prairie, MN 55344
                                      Attention:  Daniel A. Baker
With a copy to:                       Gray Plant Mooty
                                      3400 City Center
                                      33 South Sixth Street
                                      Minneapolis, Minnesota 55402-3796
                                      Attention: Daniel R. Tenenbaum

Any such notice shall be considered given on the date deposited in the mails, delivered to the courier or confirmed as received by telefax machine.

XVI. APPLICABLE LAW

     This License and Joint Ownership Agreement shall be deemed to be entered into and governed by the laws of the State of Minnesota.

NVE-Cypress License Agreement                                      CONFIDENTIAL
April 12, 2002

XVII. CONSENT TO JURISDICTION

     Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Minnesota or the United States of America located in the State of Minnesota for any actions, suits or proceedings arising out of or relating to this License and Joint Ownership Agreement and the transactions contemplated hereby and agrees not to commence any action, suit or proceeding relating hereto except in such courts or pursuant to the arbitration clause contained in Section XIX C, and further agrees that service of any process, summons, notice or document by United States registered or certified mail in accordance with Paragraph XV shall be effective service of process for any action, suit or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to personal jurisdiction and the laying of venue of any action, suit or proceeding arising out of this License and Joint Ownership Agreement or the transactions contemplated hereby, in the courts of the State of Minnesota or the United States of America located in the State of Minnesota, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

XVIII. NONSOLICITATION

     Neither party shall, for a period of two (2) years from the date of this License and Joint Ownership Agreement, solicit, or attempt to solicit, any employee of the other party.

XIX. MISCELLANEOUS PROVISIONS
     A. Entire Agreement. This License and Joint Ownership Agreement constitutes the entire understanding of the parties with respect to the subject matter contained herein and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. No amendment or modification of this License and Joint Ownership Agreement shall be valid or binding on the parties unless signed by their respective duly authorized officers.

     B.    Severability.  All provisions of this License and Joint
Ownership Agreement shall be deemed severable. The enforceability, illegality or invalidity of any provision herein or portion thereof shall not affect the enforceability, legality or validity of any other, further or additional provision hereof, all of which shall remain valid, binding and enforceable in accordance with their terms. Should any provision, term or condition of this License and Joint Ownership Agreement be held unenforceable, illegal or invalid, such provision, term or condition shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law.

     C. Arbitration. Any and all disputes arising in connection with this License and Joint Ownership Agreement that cannot be settled by negotiation between the parties hereto shall, at the request of either or both parties, be referred to and finally settled under the then prevailing Rules of the American Arbitration Association by one or more arbitrators appointed in accordance with said Rules. Notwithstanding any provisions of such Rules or any applicable state or federal law, the parties agree that the arbitrator cannot award exemplary or punitive damages. Judgment upon the award may be entered in any court having jurisdiction. All arbitration proceedings shall take place in Minneapolis, Minnesota.

NVE-Cypress License Agreement                                      CONFIDENTIAL
April 12, 2002

     D. Waiver. Any failure or delay on the part of either party in the exercise of any right or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or privilege preclude other or further exercise thereof of any other right or privilege.

     E. Successors. The rights and benefits of this License and Joint Ownership Agreement shall inure to the benefit of, and be enforceable by, the successors and permitted assigns of the parties.

     F. No Other Rights Granted. It is mutually understood and agreed that Cypress receives no licenses or rights whatsoever, by implication or otherwise, under any other patents or applications owned or controlled by NVE, except those specifically granted by NVE by the terms of this License and Joint Ownership Agreement. It is further mutually understood and agreed that NVE receives no licenses or rights whatsoever, by implication or otherwise, under any other patents or applications owned or controlled by Cypress, except those specifically granted by Cypress by the terms of this License and Joint Ownership Agreement.

     G. Mutual Disclaimers. This License and Joint Ownership Agreement does not render either party an agent of the other, or either party liable for any debts, liabilities or obligations of the other, either now existing or to be incurred in the performance of this License and Joint Ownership Agreement, and neither party has any authority to delegate or represent the other.

     H. Force Majeure. Neither party shall be liable or in breach for any delay or failure to perform due to causes beyond its control and without the fault or negligence of such party, including, but not limited to, acts of God, acts of the public enemy, acts of any government, fires, floods, epidemics, quarantine restrictions, strikes or embargoes.

     I. Bankruptcy. All rights and licenses granted under or pursuant to this License and Joint Ownership Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under
Section 101(60) of the Bankruptcy Code. The parties agree that either party, as a licensee of such rights under this License and Joint Ownership Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Each party agrees during the Term to create and maintain current copies of or, if not amenable to copying, detailed descriptions or other appropriate embodiments of all such intellectual property licensed hereunder. The parties further agree that, in the event of the commencement of any dissolution, winding up of business, or bankruptcy proceeding by or against a party under the Bankruptcy Code (unless such party has caused the dismissal of such proceeding within sixty (60) days from its commencement) (the "Insolvent Party"), the other party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, shall be promptly delivered to such other party, upon the written request therefor, (a) upon any such commencement of a bankruptcy proceeding, unless the licensed party elects to continue to perform all of its obligations under this License and Joint Ownership Agreement, or (b) if not delivered under the preceding clause (a), upon the rejection of this License and Joint Ownership Agreement by or on behalf of the Insolvent Party.

NVE-Cypress License Agreement                                      CONFIDENTIAL
April 12, 2002

     J.    Review of Agreement.  This License and Joint Ownership
Agreement has been submitted to the scrutiny of both parties and their respective counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its being drafted, in whole or in part, by or for one of the parties.

     K. Counterparts. This License and Joint Ownership Agreement may be executed in counterparts, any one of which need not contain the signatures of more than one party, but all of which, taken together, shall constitute one and the same agreement.

     L. NVE shall use its best efforts to cause its Affiliates to make available to Cypress NVE MRAM Technology pursuant to the terms of this License and Joint Ownership Agreement.

     IN WITNESS WHEREOF, the parties have hereunto executed this License and Joint Ownership Agreement effective as of the date first written above.

           NVE
           NVE Corporation

           By:     /s/ Daniel Baker
           Name:       Daniel Baker
           Title:      President & CEO


           Cypress
           Cypress Semiconductor Corporation

           By:    /s/ T.J. Rodgers
           Name:      T.J. Rodgers
           Title:     CEO

NVE-Cypress License Agreement                                      CONFIDENTIAL
April 12, 2002

Schedule 1.  NVE MRAM Patents

U.S. Patent #     Title                                 Inventors    Issue Date
-------------------------------------------------------------------------------

5,251,170     Offset Magnetoresistive Memory            J. Daughton     10/5/93

5,420,819     Method for Sensing Data in a Magneto-     A. Pohm         5/30/95
              resistive Memory Using Large Fractions
              of Memory Cell Films for Data Storage.

5,424,236     Method for Forming Offset Magneto-        J. Daughton     6/13/95
              resistive Memory Structures.              A. Pohm

5,569,544     Magnetoresistive Structure Comprising     J. Daughton    10/29/96
              Ferromagnetic Thin Films and Inter-
              mediate Layers of Less Than 30
              Angstroms Formed of Alloys Having
              Immiscible Components.

5,595,830     Magnetoresistive Structure With Alloy     J. Daughton     1/21/97
              Layer Having Two Substantially
              Immiscible Components.

5,636,159     Magnetoresistive Memory Using Large       A. Pohm          6/3/97
              Fractions of Memory Cell Films for
              Data Storage.

5,768,180     Magnetoresistive Memory Using Large       A. Pohm         6/16/98
              Fractions of Memory Cell Films for
              Data Storage.

5,617,071     Magnetoresistive Structure Comprising     J. Daughton      4/1/97
              Ferromagnetic Thin Films and Inter-
              Mediate Alloy Layer Having Magnetic
              Concentrator and Shielding Permeable
              Masses.

5,892,708     Magnetoresistive Memory Using Large       A. Pohm          4/6/99
              Fraction of Memory Cell Films for Data
              Storage.

5,949,707     Giant Magnetoresistive Effect Memory      A. Pohm
9/7/99
              Cell                                      B. Everitt

5,966,322     Giant Magnetoresistive Effect Memory      A. Pohm
10/12/99
              Cell.                                     B. Everitt

6,021,065     Spin Dependent Tunneling Memory.          J. Daughton
2/1/00
                                                        A. Pohm
                                                        B. Everitt

6,147,900     Spin Dependent Tunneling Memory.          A. Pohm
11/14/00

6,168,860     Magnetic Structure With Stratified        J. Daughton
1/2/01
              Layers.

6,275,411     Spin Dependent Tunneling Memory.          J. Daughton
8/14/01
                                                        A. Pohm
                                                        B. Everitt

NVE Proprietary and Confidential

NVE-Cypress License Agreement                                      CONFIDENTIAL
April 12, 2002

NVE MRAM U.S. Patents Pending

USPTO #        Title                                    Inventors     File Date

09/814,637     Read Heads in Planar Monolithic           A. Pohm        3/22/01
               Integrated Circuit Chips.

09/673,827     Magnetic Memory Coincident Thermal        J. Daughton    4/23/01
               Pulse Data Storage.                       A. Pohm

60/289,162     Circuit Selected Joint Magnetoresistive   A. Pohm         5/7/01
               Junction Tunneling-Giant Magneto-
               Resistive Effects Memory Cells.

60/291,209     Current Switched Magnetoresistive         J. Daughton    5/17/01
               Memory Cell Cross Reference to            A. Pohm
               Related Applications.                     M. Tondra

09/891,619     Spin Dependent Tunneling Memory.          J. Daughton    6/26/01
                                                         A. Pohm
                                                         B. Everitt

09/929,435     Circuit Selection of Magnetic Memory      J. Daughton    8/14/01
               Cells.                                    A. Pohm

60/316,640     Antiparallel Magnetoresistive Memory      J. Daughton    8/31/01
               Cells.                                    A. Pohm

60/368,172     Spin Dependent Tunneling Device having    J. Daughton    3/27/02
               Orange Peel Coupling Reduction Structure. et. al.

NVE-Cypress License Agreement                                      CONFIDENTIAL
April 12, 2002

Schedule 2.  Foreign Patents

NVE Foreign MRAM Patents Issued

Patent #     Title                                     Inventor     Issue Date

633 099     Magnetoresistive Memory Structure          A. Pohm       6/23/99
            Large Fraction Utilization.

744 076     Magnetoresistive Structure With            J. Daughton   7/26/00
            Alloy Layer.

710 390     Magnetic Structure With Stratified         J. Daughton   6/20/01
            Layers.


NVE Foreign MRAM Patents Pending

PCT #          Title                                   Inventors     File Date

US93,10782     Magnetoresistive Structure With Alloy    J. Daughton     11/8/93
               Layer.

US96,01580     Magnetoresistive Structure With Alloy    J. Daughton      2/6/96
               Layer.

US97,15704     Giant Magnetoresistive Effect Memory     A. Pohm          9/5/97
               Cell.                                    B. Everitt

US97,20373     Spin Dependent Tunneling Memory.         J. Daughton     11/7/97
                                                        A. Pohm
                                                        B. Everitt

US00,30553     Spin Dependent Tunneling Memory.         A. Pohm         11/6/00

US00,40235     Magnetic Memory Coincident Thermal       J. Daughton     6/16/00
               Pulse Data Storage.

US01,09118     Read Heads in Planar Monolithic          A. Pohm         3/22/01
               Integrated Circuit Chips.

US01,25727     Circuit Selection of Magnetic Memory                     8/16/01
               Cells and Related Cell Structures.

NVE-Cypress License Agreement                                      CONFIDENTIAL
April 12, 2002

Schedule 3.  Cypress Patents

Issue Date  US Patent No.              Title                          Inventors
21-Nov-95   5,468,342    Method of Etching an Oxide Layer  J. Nulty, P. Trammel

07-May-96   5,514,622    Method for the Formation of              J. Bornstein,
                         Interconnects and Landing Pads            R. Caldwell
                         Having a Thin, Conductive Film
                         Underlying the Plug or an
                         Associated Contact of Via Hole

04-Jun-96  5,523,258     Method for Avoiding Lithographic          C. Petti, A.
                         Rounding Effects for                       Stolmeijer,
                         Semiconductor Fabrication                     Helm

08-Oct-96  5,562,801     Method of Etching an Oxide Layer           J. Nulty

05-Aug-97  5,654,915     6-Bulk-Transistor Static Memory           C. Petti, A.
                         Cell Using Split Wordline                  Stolmeijer
                         Architecture

12-May-98  5,751,507     ESD Protection Apparatus Having            J. Watt, A.
                         Floating ESD Bus and                         Walker
                         Semiconductor Structure

20-Oct-98  5,825,600     Fast Turn-On Silicon Controlled                J. Watt
                         Rectifier (SCR) for Electrostatic
                         Discharge (ESD) Protection

27-Apr-99  5,897,371     Alignment Process Compatible with           K. Yeh, A.
                         Chemical Mechanical Polishing              Chatila, S.
                                                                    Sharifzadeh

22-Jun-99  5,913,712     Scratch Reduction in                        H. Molinar
                         Semiconductor Circuit Fabrication
                         using Chemical-Mechanical
                         Polishing

19-Oct-99  5,968,851     Controlled Isotropic Etch Process          S. Geha, E.
                         and Method of Forming an Opening               Shan
                         in a Dielectric Layer

04-Jan-00  6,011,420     ESD Protection Apparatus Having            J. Watt, A.
                         Floating ESD Bus and                        Walker
                         Semiconductor Structure

07-Mar-00  6,033,991     Isolation Scheme Based on                 K. Ramkumar,
                         Recessed LOCOS using a Sloped Si        P. Trammel, S.
                         Etch and Dry Field Oxidation               Sadoughi

23-May-00  6,066,555     Method for Eliminating Lateral            C. Petti, J.
                         Spacer Erosion on Enclosed                   Nulty
                         Contact Topographies During RF
                         Sputter Cleaning

05-Dec-00  6,156,645     Method of Forming a Metal Layer            S. Geha, E.
                         on a Substrate, Including                     Shan
                         Formation of Wetting Layer at a
                         High Temperature

26-Dec-00  6,165,375     Plasma Etching Method                      C. Yang, U.
                                                                   Raghuram, K.
                                                                    Kaufman, D.
                                                                     Arnzen, J.
                                                                       Nulty

30-Oct-01  6,309,971     Hot Metallization Process                     S. Geha

NVE-Cypress License Agreement                                      CONFIDENTIAL
April 12, 2002

Issue Date Patent No.              Title                             Inventors
           (Country)
11-Jan-00  110982 (Taiwan)    Hot Metallization Process                S. Geha

28-Dec-01  97 13047 (France)  Hot Metallization Process                S. Geha


                        Cypress Filed Patent Applications

Filing Date         Inventors          Serial No.         Title
16-Jan-96     T. Yen, P. Trammel, P.   08/587,417   LOCOS with Sloped Silicon
                Schoenborn, A.                         Recess
                      Owens

30-Jun-97   K. Ramkumar, S.            08/885,046    Method and Structure For
              Sadoughi, P.                         Isolating Integrated Circuit
                  Trammel                              Components and/or
                                                     Semiconductor Elements

19-Sep-97   P. Voss, A.                08/933,562 Method & Apparatus To Prevent
           Walker, J. Watt,                        Latch Up In CMOS Devices
           A. Pancholy, C.
              Petti, P.
           Zicolello, C.
               Phelan

14-Jan-98  E. Shan, G. Lau,            09/006,958   Method of Forming a Low
           A. Chung                                 Resistivity Titanium-
                                                    Containing Interconnect and
                                                    Semiconductor Device
                                                    Comprising the Same

18-Dec-98  K. Wong, G.                 09/215,093   High Vapor Plasma Strip
           McMahon                               Methods and Devices to Enhance
                                                    the Reduction of Organic
                                                   Residues Over Metal Surfaces

10-Apr-00  C. Yang, U.                 09/546,714   Plasma Etching Method
           Raghuram, K.
           Kaufman, D.
           Arnzen, J. Nulty

29-May-01  S. Geha                    09/886,957    Hot Metallization Process


Filing Date  Inventors                Serial No.        Title
                                      (Country)

29-Aug-97   S. Geha                  42701/1997     Hot Metallization Process
                                     (S. Korea)

24-Oct-97  S. Geha                  228,406/97      Hot Metallization Process
                                      (Japan)

NVE-Cypress License Agreement                                      CONFIDENTIAL
April 12, 2002

                    Silicon Magnetic Systems: Filed Applications

Filing Date  Inventors             Serial No.           Title
                                   (Ref. No.)        Asymmetric Dot Shape for
08-Mar-02   K. Ounadjela, F.     --(SMS02001)      Increasing Select-Unselect
                Jenne                                  Margin in MRAM Devices


                 Silicon Magnetic Systems: Drafts in Process

Reference No.  Inventors                   Title
 SMS01001       B. Schwartz, K.    Dielectric Layer to Protect Sidewall of
                Ounadjela                     MTJ Stack

 SMS01002     B. Schwartz, K.       Magnetic Tunnel Junction Etch Stop on
                Ounadjela                  Tunneling Layer

 SMS01003     B. Schwartz          Metal Layer Scheme for MTJ Stack

 SMS01004     W. Koutny            Method of Creating a Coplanar Surface
                                            using Fixed Abrasive

 SMS01005     W. Koutny            Method of Smoothing a Surface using
                                  Dielectric CMP

 SMS01006     W. Koutny            Method of Smoothing a Surface using
                                  Dielectric CMP

 SMS01007     F. Jenne             Closed and/or Coupled Flux System

 SMS01008     F. Jenne             Die Surface Magnetic Field Shield

 SMS01009     F. Jenne             Flux Concentrator

 SMS01010     F. Jenne             Shared Global Word Line

 SMS01011     W. Stevenson,        Voltage Divider Based MTJ Cell Sensing
              T.J. Rodgers, G.     Scheme
              Gibbs, F. Jenne

 SMS01012     W. Stevenson         MTJ Logic Configuration Cell

 SMS01013     B. Schwartz          Metal Etch to Stop Metallic Dielectric

                                 APPENDIX A

                      FOUNDRY MANUFACTURING AGREEMENT
                        FOUNDRY SERVICE AND PRICING
                                  For
                      Cypress Processes (MR4T and MR8T)

The intent is for Manufacturer to provide Customer with wafers and the necessary Design Kits, CAD support, masking making support, process files (e.g. DRC, LVS, ERC, simulation parameters), etc. to enable Customer to have its products manufactured by Manufacturer.

The intent is to focus on products that will be fabricated in the Cypress MR4T and MR8T Process.

Term of This Agreement: The terms of this agreement shall commence on the Effective date and shall continue in full force until December 31, 2006. The parties agree to negotiate in good faith any extension to this Foundry Manufacturing Agreement beyond December 31, 2006.

Wafer Forecast: Customer shall provide a 6 month rolling production forecast of which only the first (3) months are binding.

Order Cancellation: Orders are non cancellable, non refundable.

Pricing: The initial wafer pricing will be set at the time of signing to be ** per wafer for MR4T Process and ** per wafer for MR8T.
This pricing will be valid for the first 6 months of the process after full qualification of the process (Cypress - Process Review 5). After that 6 month period and on annual basis in December, co-incident with the yearly planning cycle, through the term of the contract a wafer pricing review will occur.

Quantities: Customer shall have the right during the term of this Agreement to order from Manufacturer a maximum of 500 wafers per quarter for the agreed upon time period. If for any reason Customer should desire more wafers than the maximum amounts, an additional surcharge of Five Hundred United States dollars (US $500.00) each will be added to the wafer price defined in the Pricing section of this Agreement above. Manufacturer reserves the right to accept or refuse these additional request amounts based upon availability. Hot Lot & Hand Carry Lot Charges: Hot Hand Carry product lots per the cycle time commitment defined (below) shall be charged 3X the normal lot charge or ** for MR4T, ** for MR8T. Hot Lot product lots shall be charged 2X the normal lot charge or ** for MR4T, ** for MR8T. Hot and Hand Carry Lot Charges will change accordingly if the base wafer price changes during the annual process cost review process.

Short Loop Lot Charges: Short loop lots shall be charged at 50% of the normal wafer price + (processing step cost x number of engineering processing steps required), up to a maximum of the normal wafer price. For example, if the standard MR4T Process has 110 process steps, the step cost at the initial normal wafer price of ** per wafer is **/step. Consequently, for a short loop lot that has 20 process steps, the cost would be: **.

Delivery - Cycle Time Commitment: Normal product lot cycle time shall be 2.5 days/mask layer (DPML), so if a process has 22 mask steps the product cycle time would be expected to be 55 days from silicon start. Hot Lot product cycle time shall be 1.75 days/mask layer, so for example a 22 mask process would have a hot lot cycle time of 39 days. Hot Hand Carry Lot product cycle time shall be 1.25 days/mask layer, so for example a 22 mask process would have a hot lot cycle time of 28 days.

Shipping: FOB Cypress plant. Customer shall pay all transportation and insurance costs.

Reticle Procurement: Manufacturer shall procure reticles typically within one
(1) week after tape out and receipt of a purchase order of same from the customer.

Scrap Lot Charge: Customer shall have the option to halt and scrap partially fabricated wafers paying manufacturer according to the following formula:

     Scrap Charge  =

     1. Minimum charge of 50% of the normal wafer price for lots scrapped before Poly Mask.

     2. At or after Poly Mask, 50% of the normal wafer price + (processing step cost x number of processing steps completed beyond Poly Mask), up to a maximum of the normal wafer price. For example, if the MR4T process has 110 process steps, at the initial normal wafer price the step cost would be **/step, so a wafer scrapped 15 steps after Poly Mask would have a charge of **.

Hold Lot Charge: Customer may put 1 production lot on hold at any time free of charge. If customer wants to put additional production lots on hold for any reason other than quality or yield improvement, customer shall pay manufacturer a hold fee of $100.00 per lot for each calendar day that a production lot is held. Production lots may be held only at certain manufacturing steps. Manufacturer will provide customer with a listing of such manufacturing steps. The cumulative maximum number of days that a production lot may be held is 60 days.

Payment Terms: Net 30 days of invoice date.
Cancellation Notice: Either party may cancel this Agreement upon (a) at least 6 months' notice in writing to the other party of the intent to cancel, and (b) the written consent of the other party.

Export Control Laws/Regulations: The parties agree to comply strictly with all applicable export control laws and regulations. The failure of either Party to enforce any right resulting from breach of any provision of this Agreement by the other Party will not be deemed a waiver of any right relating to a subsequent breach of such provision or of any other right hereunder. This agreement shall be governed by the laws of the State of California, without regard to conflict of law or choice of law principles.



Notes:

> Manufacturer will provide wafer parametric testing.

> Probe and package testing will be the responsibility of Customer.

> Customer will be responsible for device packaging.

> Manufacturer will run a "golden" rule check to ensure the GDS II data meets their minimum manufacturing requirements

> Sample devices (per site) in Item 1 must be ordered in 25-wafer lots.

> Wafers are 200mm in diameter.

> To assist Customer in the preparation of devices to run in the appropriate Manufacturer process, Manufacturer will provide design rules, cell library, and models. Manufacturer will also provide Customer with process support in connection with this information.